EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into this 13th day of May, 2008, by and between Anixter Inc., a Delaware corporation (“Company”), and Robert W. Grubbs, Jr. (“Executive”). Anixter International Inc., a Delaware corporation (“Parent”), is also a party to this Agreement, but solely for the purpose of Sections 4 and 5 hereof.

R E C I T A L S

A. Executive is currently employed by Company as its Chief Executive Officer and holds the same office with respect to Parent pursuant to the terms of that certain Employment Agreement, dated as of January 1, 2006 (“Employment Agreement”).

B. Executive has advised Company of his intention to retire from the Company, Parent and all affiliates of Company or Parent effective as of June 30, 2008 (“Effective Date”).

C. Company and Parent have determined that it is in their best interests to provide for Executive’s continued involvement as a member of the Board of Directors of Parent following his retirement and desire to revise the provisions of certain post-employment covenants applicable to Executive and Executive is willing to continue to serve on the Parent’s Board of Directors and to agree to the revisions to his post-employment covenants pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereby agree as follows:

A G R E E M E N T

1. Termination of Employment Relationship. Executive shall voluntarily resign as the Chief Executive Officer of Company and Parent and all other employment related positions with the Company and Parent or any and all affiliates, and shall cease to be an officer or employee of the Company and Parent and any and all affiliates, effective as of the close of business on the Effective Date. Executive’s employment shall be deemed to have terminated pursuant to Section 6(a) of the Employment Agreement. From and after the Effective Date, Executive shall not be eligible to participate in any employee benefit plans, programs or arrangements sponsored and maintained by the Company (other than as expressly required by COBRA or other applicable law) and shall not accrue further benefits under the Anixter Inc. Supplemental Executive Retirement Plan from and after the Effective Date.

2. Release. Simultaneous with the execution of this Agreement, Executive shall execute and deliver to the Company the form of release attached as Exhibit A to the Employment Agreement.

3. Post-Employment Covenants and Undertakings. Executive hereby acknowledges and agrees that his obligations under Sections 7 through 11 of the Employment Agreement shall survive the termination of his employment. Executive further agrees that:

(a) He shall continue to abide by and be subject to the restrictions provided in Section 8 of the Employment Agreement until the later of (i) the fifth anniversary of the Termination Date or (ii) the second anniversary of the termination of his service as a member of the Parent’s Board of Directors (“Extended Covenant Term”); and

(b) He shall provide assistance to the Company consistent with Section 11 of the Employment Agreement for a period of five years after the Termination Date without additional compensation; and

(c) He will not during the Extended Covenant Term, directly or indirectly, render services, in any capacity, including but not by way of limitation, as an employee, agent, consultant, director, lender, or owner, to any entity whose products are currently distributed by the Company as part of the conduct of the Business or are distributed by the Company at any time during the Extended Covenant Term; and

(d) The provisions of Section 7 of the Employment Agreement shall continue to apply with respect to all Proprietary Information to which he has access in his capacity as a member of the Board of Directors.

4. Continued Board Service. Following the Effective Date, Executive agrees to continue to serve as a member of Parent’s Board of Directors through the fifth anniversary of the Effective Date, subject to his nomination and election to the Board of Directors following the expiration of his current and any subsequent terms as a director. Executive shall be entitled to receive compensation for his post-Effective Date service as a Director in accordance with the Company’s director compensation policy as in effect from time to time.

5. Changes In Equity Rights. In consideration of the agreements and undertakings of Executive hereunder, Parent and Executive agree that the option and restricted stock unit grant agreements entered into by Executive and Parent under the Anixter International, Inc. 2001 Stock Incentive Plan and the Anixter International Inc. 2006 Stock Incentive Plan listed on Exhibit A are each hereby amended as follows:

(a) To the extent that Executive holds vested and unexercised options on the Termination Date, notwithstanding the terms of the applicable grant agreement, Executive shall be allowed to exercise such options at any time prior to the date such options would otherwise expire if not exercised.

(b) To the extent that Executive holds non-vested options on the Termination Date, notwithstanding the terms of the applicable grant agreements, such options shall continue to vest in accordance with their terms following the termination of Executive’s employment and once vested Executive shall be allowed to exercise such options at any time prior to the date such options would otherwise expire if not exercised.

(c) To the extent that Executive has non-vested restricted stock units on the Termination Date, notwithstanding the terms of the applicable grant agreements, such units shall continue to vest in accordance with their terms notwithstanding the termination of Executive’s employment and shall be converted into shares upon vesting in accordance with the terms of the applicable grant agreements.

(d) In the event of Executive’s Death within twenty-four (24) months of the Effective Date, (i) Executive’s designated beneficiary, or his estate in the absence of a valid designation, shall be allowed to exercise vested options during the shorter of the remaining option term or the twelve months following Executive’s death and (ii) restricted stock units shall continue to convert in accordance with their terms during the twelve month period following Executive’s death.. In the event of Executive’s death thereafter, Executive’s designated beneficiary, or his estate in the absence of such designation, shall be allowed to exercise such options and to receive shares of Company common stock upon the conversion of restricted stock rights on the same terms and subject to the same conditions as would have applied to Executive if he was not deceased.

(e) In the event that Executive engages in any conduct during the Extended Covenant Term that constitutes a material violation of any of Sections 7, 8, 9, 10 or 11 of the Employment Agreement or Section 3 of this Agreement, then:

(i) all unexercised options held by Executive, whether or not vested, shall terminate, be forfeited, and cease to be exercisable by Executive;

(ii) all unconverted restricted stock units held by Executive shall terminate and shall be forfeited and shall not convert into shares of the Company’s common stock; and

(iii) Executive shall be obligated to pay to the Company, in cash, an amount equal to the sum of (A) the Financial Gain realized by Executive with respect to all options and restricted stock units amended by this Agreement from and after the Effective Date and (B) the Interest Charge. For purposes of this paragraph, the term “Financial Gain” shall mean (i) with respect to each option exercised after the Effective Date, the difference between the fair market value of the Company’s common stock on the exercise date and the exercise price of such option, multiplied by the gross number of shares subject to such exercise (including shares applied to pay the exercise price and shares applied to satisfy and tax withholding obligation) and (ii) with respect to each restricted stock unit, the fair market value of the Company’s common stock on the date such unit vests. For purposes of this paragraph, the term “Interest Charge” shall mean interest at the Company’s unsecured borrowing rate as in effect from time to time on all Financial Gain computed from the date such Financial Gain is realized (by means of the exercise of an option or the vesting of a restricted stock unit) through the date Executive satisfies such obligation.

6. Survival. Sections 1, 8 (as modified by this Agreement), 9, 11, and 22 of the Employment Agreement shall survive the Effective Date through the end of the Extended Covenant Term or the period specified in such provision if longer. Sections 7, 10, 12, 13, 15, 19, and 22 of the Employment Agreement shall survive the Effective Date indefinitely.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ANIXTER INC.

BY: /s/ John A. Dul

ITS: V.P. – General Counsel & Secretary

/s/ Robert W. Grubbs

ROBERT W. GRUBBS, JR.

ANIXTER INTERNATIONAL INC.

BY: /s/ John A. Dul

ITS: V.P. – General Counsel & Secretary

[But solely for purposes of Sections 4 and 5 hereof]

Exhibit A

List of Outstanding Option and Restricted Stock Unit Grants

Stock Options – Vested

Grant Date	Number of Options

2/14/2001	74,820
2/21/2002	139,513

Total	214,333

Stock Options – Unvested

Grant Date	Number of Options

3/1/2007	45,405
3/1/2008	14,774

Total	60,179

RSUs – Unvested

Grant Date	Number of RSUs

3/1/2005	20,000
3/1/2006	36,293
3/1/2007	20,509

Total	76,802